UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):                                             September 30, 2008

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Indemnification Agreements

On September 30, 2008, Supreme Industries, Inc. (“Supreme” or the “Company”) entered into indemnification agreements with all of its directors: William J. Barrett, Arthur M. Borden, Robert J. Campbell, Thomas Cantwell, Edward L. Flynn, Herbert M. Gardner, Mark C. Neilson, Wayne A.  Whitener, and Robert W. Wilson; and also with the Company’s Vice President – Finance and Chief Financial Officer, Jeffery D. Mowery (collectively, the “Indemnification Agreements”).  Under each Indemnification Agreement, in exchange for service to the Company and its affiliates by each director and officer, the Company has agreed to indemnify each director and officer who is involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative initiated against the director or officer as a result of his service to the Company against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the action.  Messrs. Barrett, Campbell, Cantwell, Gardner, and Wilson all had previous indemnification agreements dated October 15, 1997, that have been replaced by these new Indemnification Agreements.  A form of the Indemnification Agreement is being furnished as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02  Termination of a Material Definitive Agreement.

Indemnification Agreements

See Item 1.01 “Entry into a Material Definitive Agreement – Indemnification Agreements” regarding the fact that Messrs. Barrett, Campbell, Cantwell, Gardner, and Wilson had indemnification agreements dated October 15, 1997, that were replaced on September 30, 2008, by a new Indemnification Agreement for each of Messrs. Barrett, Campbell, Cantwell, Gardner, and Wilson.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Form of Supreme Industries, Inc. Director and Officer Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: October 3, 2008	By:	/s/ Herbert M. Gardner
Herbert M. Gardner
Chairman of the Board and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Supreme Industries, Inc. Director and Officer Indemnification Agreement.